SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

PROTECTION ONE, INC.
(Name of Registrant as Specified In Its Charter)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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April 29, 2006

Dear Stockholder:

I cordially invite you to the 2006 annual meeting of stockholders of Protection One, Inc. The meeting this year is at 10:00 A.M., Central Daylight Saving Time, on Thursday, June 22, 2006 at the offices of Protection One, Inc., 4221 W. John Carpenter Freeway, Irving, Texas. The attached notice of annual meeting and Information Statement describes the items currently anticipated to be acted upon by stockholders at the annual meeting. Please note that no proxies will be solicited by the Board of Directors in connection with the meeting.

One of the purposes of the Information Statement is to give you important information regarding Protection One’s Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of Protection One, Inc., I want to thank you for your continued support and confidence in Protection One. We look forward to seeing you at the 2006 annual meeting.

Sincerely,

RICHARD GINSBURG
President and Chief Executive Officer

PROTECTION ONE, INC.
1035 N 3rd Street, Suite 101
Lawrence, Kansas 66044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M., Central Daylight Saving Time, on Thursday, June 22, 2006
Place:	Protection One, Inc. 4221 W. John Carpenter Freeway Irving, Texas 75063
Purpose:	• To elect six directors to serve for a term of one year; and
• To conduct business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:

The Special Record and Meeting Date Committee of the Board of Directors has fixed the close of business on May 22, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for examination at the annual meeting and at 4221 W. John Carpenter Freeway, Irving, Texas for ten days before the annual meeting between 9 A.M. and 5 P.M. Central Daylight Saving Time. Persons will be admitted to the meeting upon verification of their shareholdings in Protection One. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 22, 2006, the record date for voting.

By order of the Board of Directors,

J. ERIC GRIFFIN
Corporate Secretary

PROTECTION ONE, INC.
1035 N 3rd Street, Suite 101
Lawrence, Kansas 66044

INFORMATION STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

General

This Information Statement is being distributed in connection with the 2006 annual meeting of stockholders of Protection One, Inc. (“we,” “our,” “us” or other words of similar import) to be held at our offices at 4221 W. John Carpenter Freeway, Irving, Texas on Thursday, June 22, 2006 at 10:00 A.M. Central Daylight Saving Time.

Stockholders may attend the annual meeting in person or send a personal representative who may vote such stockholder’s shares pursuant to a duly executed proxy in favor of such personal representative.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about May 30, 2006.

Our principal executive offices are located at 1035 N. 3rd Street, Suite 101, Lawrence, Kansas 66044, and our telephone number is (785) 856-9368.

Voting

The Board has selected the close of business on May 22, 2006 (the “Record Date”) as the time for determining the holders of record of our common stock, par value $0.01 per share (“Common Stock”), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Common Stock shares outstanding on the record date are the only securities of ours which entitle holders to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares he, she, or it owns for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote, and present in person or represented by proxy, is required for the election of directors. In tabulating the number of votes cast, withheld votes, abstentions and broker non-votes are not included.

Affiliates of Quadrangle Group LLC (collectively, “Quadrangle”) own approximately 97.1% of our Common Stock as of March 31, 2006. We have been informed that Quadrangle intends to cast the votes of all of its outstanding shares of Common Stock for the election of the nominees for director named in “Election of Directors,” below. Accordingly, those nominees are expected to be elected. Your vote is not being solicited in connection with the election of the director nominees. Nevertheless, you are welcome to vote at the annual meeting.

ELECTION OF DIRECTORS

Election of Directors

Six directors will be elected at the annual meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, Quadrangle is expected to vote for substitute nominees selected by our Board.

In connection with our restructuring in 2005, we entered into a stockholders agreement with Quadrangle. The stockholders agreement contains certain agreements with respect to our corporate governance following the restructuring, including, but not limited to, the composition of our Board of Directors. The parties to the stockholders agreement are currently generally required to use their reasonable best efforts to cause our Board of Directors to consist of six members, comprised as follows:

•       up to four members designated by Quadrangle (up to three directors designated by POI Acquisition, L.L.C and one director designated by Quadrangle Master Funding Ltd);

•       our President and Chief Executive Officer, Richard Ginsburg; and

•       one independent director selected by a majority of the other directors.

The nominees for director this year are:

Name	Age	Background
Richard Ginsburg	37

Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. Mr. Ginsburg holds as BS in communications from the University of Miami. He was a founder of Guardian International, a security monitoring company, and served as its President and Chief Executive Officer from August 1996 to April 2001.

Robert J. McGuire	69

Mr. McGuire has served as our director since March 2005. Mr. McGuire holds an LL.M. from New York University Law School, a JD from Saint John’s University Law School and a BA from Iona College. Mr. McGuire is an attorney and consultant with offices in New York City. Mr. McGuire is a former Assistant United States Attorney and a former New York City Police Commissioner. He is a former Chairman and Chief Executive of Pinkerton’s Inc. and former President of Kroll Associates, Inc. Mr. McGuire serves on the Boards of GAM Funds, Inc.; Mutual of America Investment Corp.; and Six Flags, Inc.

Steven Rattner	53

Mr. Rattner has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Group LLC, an affiliate of our majority stockholder. Mr. Rattner holds a BA in economics from Brown University. Prior to founding Quadrangle in 2000, Mr. Rattner was Deputy Chairman and Deputy Chief Executive officer of Lazard Freres & Co. and was a Managing Director at Morgan Stanley. Mr. Rattner serves on the Boards of IAC/InterActiveCorp. and Ntelos Holdings Corp. as well as a number of private Quadrangle portfolio companies.

Name	Age	Background
David A. Tanner	47

Mr. Tanner has served as our director since February 2005 as a Quadrangle designee. He is a Member of Quadrangle Group LLC, an affiliate of our majority stockholder. Mr. Tanner holds a JD from New York University School of Law, a Diploma of Economics from London School of Economics and a BA in history from Princeton University. Prior to founding Quadrangle in 2000, Mr. Tanner was a Managing Director of Lazard Freres & Co. and Managing Principal of Lazard Capital Partners. Prior to joining Lazard Freres & Co., Mr. Tanner was a Managing Director at E.M. Warburg Pincus & Co. Mr. Tanner serves on the Boards of several privately held companies.

Michael Weinstock	45

Mr. Weinstock has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Group LLC, an affiliate of our majority stockholder. Mr. Weinstock holds a BS in economics from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Prior to joining Quadrangle in 2002, Mr. Weinstock was a Managing Director of Lazard Freres & Co. and was an investment banker with Salomon Brothers and Goldman Sachs.

Henry Ormond	33

Mr. Ormond has served as our director since April 2006 as a Quadrangle designee. He is a Vice President of Quadrangle Group LLC, an affiliate of our majority stockholder. Mr. Ormond holds an MBA from Harvard Business School and an M.Eng. from Oxford University. Prior to joining Quadrangle in 2001, Mr. Ormond was a member of the private equity group at Whitney & Co., and was previously an investment banker with Morgan Stanley. Mr. Ormond also serves on the Boards of two private Quadrangle portfolio companies.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Compensation of Directors

Subsequent to the completion of the restructuring on February 8, 2005, our independent director was entitled to receive compensation for his service as discussed below. Directors who are our employees do not receive additional compensation for their services as directors. As such, Mr. Ginsburg received no compensation for his services as a director. The members of our board designated by Quadrangle are not considered to be independent and therefore do not receive compensation for their services. As discussed in “Certain Relationships and Related Transactions—Quadrangle Management Agreements,” below, we pay Quadrangle an annual management fee of $1.5 million dollars. For the period from January 1, 2005 through February 8, 2005, our independent directors were compensated pursuant to the 2004 Director Compensation plan.

For the period February 8, 2005 through November 7, 2005, our independent director compensation plan was as follows:

Independent Director Compensation
(February 8, 2005 through November 7, 2005)

Annual retainer	$25,000
Annual retainer for Audit Chair	$10,000
Annual retainer for Chair of other Committees	$7,500
Annual retainer for Committee Member	$5,000
Attendance fee for each meeting date	$1,500
Attendance fee for each telephonic meeting	$750
Attendance fee for each in-person committee meeting not held the same day as a Board meeting	$1,500
Attendance fee for each telephonic committee meeting not held the same day as a Board meeting	$750
Annual equity award: Restricted Share Units in first year of service	2,000
Annual equity award: Restricted Share Units in subsequent years of service	1,000

For meetings held after November 7, 2005, our independent director compensation plan is as follows:

Independent Director Compensation
(For meetings held after November 7, 2005)

Annual retainer	$25,000
Annual retainer for Audit Chair	$20,000
Annual retainer for Chair of other Committees	$7,500
Annual retainer for Committee Member	$5,000
Attendance fee for each meeting date	$2,500
Attendance fee for each telephonic meeting	$1,250
Attendance fee for each in-person committee meeting	$2,500
Attendance fee for each telephonic committee meeting	$1,250
Annual equity award: Restricted Share Units in first year of service	2,000
Annual equity award: Restricted Share Units in subsequent years of service	1,000

Director Independence

The Board has determined that Mr. McGuire is “independent” as that term is used in Item 401(h) of Regulation S-K. Messrs. Tanner, Weinstock, Rattner and Ormond are not “independent” due to their respective affiliations with Quadrangle, nor do they meet the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange, the exchange we selected in order to determine whether our audit committee members meet the independence criteria of a national securities exchange, as required by Item 7(d)(3)(iv)(B) of Schedule 14A. The Board will continue to monitor and review, at least annually, commercial, charitable and other relationships that the directors have with us to determine whether its members are independent.

Board Meetings and Committees of the Board of Directors

Our Board met six times during 2005. All directors attended at least 75% of the total number of Board and committee meetings held while they served as a director or member of a committee.

In March 2005, the Board established a new standing Audit Committee and Compensation Committee. Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee. The charters are available in print to stockholders upon request submitted to our principal executive offices. These committees are described below.

The Board does not have a standing Nominating Committee. The Board is of the view that it is appropriate for us not to have such a committee because (1) the stockholders agreement with Quadrangle, which is described above in “Election of Directors,” specifies how our Board will be configured, and (2) the size of the Board is relatively small (currently six members). If and when it becomes necessary to nominate or appoint a new member to the Board, all members will have input into the nomination or appointment, as applicable.

Audit Committee; Financial Expert

The Audit Committee of the Board of Directors has responsibility for the appointment, compensation, termination and oversight of the work of our independent auditors. The Audit Committee oversees the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence and the performance of our internal audit function.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

Since joining the Board in March 2005, Mr. McGuire has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Tanner meets the Securities and Exchange Commission criteria for an “audit committee financial expert.” Mr. Tanner’s qualifications include extensive experience in the investment and financial industries, including his tenure as a Managing Director at Lazard Freres & Co., co-head of Lazard Capital Partners and his current position as a Member of Quadrangle, a private equity firm. As described above, Mr. Tanner is not “independent” due to his affiliation with Quadrangle, nor does he meet the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. Mr. Weinstock served as a member of the Audit Committee from March 2005 until he resigned on April 28, 2005. For so long as Quadrangle retains the right to designate four members of the Board as described in “Election of Directors,” at least some of the members of our Audit Committee will likely continue to be non-independent directors. Current members of the audit committee are Mr. McGuire (chair), Mr. Tanner and Mr. Ormond, who joined the Audit Committee in April 2006.

Compensation Committee

The Compensation Committee establishes the salaries and bonuses for our executive officers and reviews and makes recommendations to the Board regarding our compensation and benefit plans. Current members of the Compensation Committee are Mr. Tanner (chair), Mr. McGuire and Mr. Ormond, who joined the Compensation Committee in April 2006.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2005, no Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. No executive officer of us served as a member of the Compensation Committee or as a director of any company where an executive officer of that company is a member of our Compensation Committee. The members of the Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are reported below.

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Communication with Directors

Stockholders may send communications to our directors as a group or individually, c/o the Corporate Secretary at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then appropriate communications will be forwarded to the intended director(s).

SECURITY OWERSHIP OF CERTAIN BENEFICIAL OWNERS

In February 2005, we completed a one-share-for-fifty-shares reverse stock split of our outstanding shares of Common Stock. All prior and current share amounts included in this Information Statement give effect to the reverse stock split.

The following table sets forth certain information with respect to all persons known by us to be the beneficial owners of more than 5% of our outstanding Common Stock as of March 31, 2006. Information in the table is based on such owners’ Schedule 13D as filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
POI Acquisition, L.L.C. 375 Park Avenue, 14th Floor New York, NY 10152	10,666,667	(1)	58.48%
Quadrangle Master Funding Ltd 375 Park Avenue, 14th Floor New York, NY 10152	5,333,333	(2)	29.24%
POI Acquisition I, Inc. 375 Park Avenue, 14th Floor New York, NY 10152	1,705,829		9.35%

(1)          POI Acquisition, L.L.C. holds 10,666,667 shares of Common Stock directly. In addition, 1,705,829 shares are currently held by POI Acquisition I, Inc. As stockholder of 66.67% of the outstanding ordinary shares of POI Acquisition I, Inc., POI Acquisition, L.L.C. may be deemed to share voting and/or dispositive power over shares held by POI Acquisition I, Inc. However, POI Acquisition, L.L.C. disclaims beneficial ownership of such shares.

(2)          Quadrangle Master Funding Ltd holds 5,333,333 shares of Common Stock directly. In addition, 1,705,829 shares are currently held by POI Acquisition I, Inc. As stockholder of 33.33% of the outstanding ordinary shares of POI Acquisition I, Inc., Quadrangle Master Funding Ltd may be deemed to share voting and/or dispositive power over shares held by POI Acquisition I, Inc. However, Quadrangle Master Funding Ltd disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock, as of March 31, 2006, by each of our directors and named executive officers and all of our directors and executive officers as a group. Other than Richard Ginsburg and Robert McGuire, none of our current directors has a beneficial ownership interest in our Common Stock as of March 31, 2006. Information in the table is derived from Securities and Exchange Commission filings made by such persons under Section 16(a) of the Exchange Act, as amended, and other information received by us.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Protection One(1)		Percent of Class
Richard Ginsburg	292,265	(2)(3)(9)	1.6%
Darius G. Nevin	193,512	(2)(3)(9)	1.0%
Peter J. Pefanis	159,093	(2)(9)	*
J. Eric Griffin	10,329	(2)	*
Joseph R. Sanchez	13,606	(2)	*
Steven V. Williams	71,528	(2)(9)(10)	*
Steven Rattner	0	(4)	N/A
David A. Tanner	0	(5)	N/A
Michael Weinstock	0	(6)	N/A
Robert J. McGuire	500	(7)	*
Henry Ormond	0	(8)	N/A
All directors and named executive officers of Protection One as a group (11 persons)	740,833	(2)	*

*                    Each individual owns less than one percent of the outstanding shares of our Common Stock. All directors and named executive officers as a group own approximately 3.9% of the outstanding shares of our Common Stock.

(1)          No director or named executive officer owns any of our equity securities other than Common Stock.

(2)          Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after March 31, 2006 as follows: Mr. Ginsburg, 211,573; Mr. Nevin, 126,696; Mr. Pefanis, 125,696; Mr. Griffin, 3,625; Mr. Sanchez, 6,528; and Mr. Williams, 4,426.

(3)          Includes shares held in 401(k) plan: Mr. Ginsburg, 92; Mr. Nevin, 148.

(4)          Mr. Rattner is a Managing Member of Quadrangle GP Investors LLC and a Member of Quadrangle Debt Recovery Advisors LLC. Mr. Rattner disclaims beneficial ownership of the shares of Common Stock that may be deemed beneficially owned by POI Acquisition I, Inc. (“PAII”), POI Acquisition, L.L.C. (“POIA”), Quadrangle Master Funding Ltd (“QMFL”), Quadrangle GP Investors LLC, Quadrangle GP Investors LP, Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP (collectively, the “Quadrangle Funds”) or any affiliates thereof.

(5)          Mr. Tanner is the President and a Director of PAII, a Manager of POIA, a Member of Quadrangle GP Investors LLC and a Member of Quadrangle Debt Recovery Advisors LLC. Mr. Tanner disclaims beneficial ownership of the shares of Common Stock that may be owned or deemed beneficially owned by PAII, POIA, QMFL, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, the Quadrangle Funds or any affiliates thereof.

(6)          Mr. Weinstock is a Vice President, the Treasurer and a Director of PAII, a Director of QMFL, a Managing Member of Quadrangle Debt Recovery Advisors LLC and a Member of Quadrangle GP Investors LLC. Mr. Weinstock disclaims beneficial ownership of the shares of Common Stock that may be owned or deemed beneficially owned by PAII, POIA, QMFL, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, the Quadrangle Funds or any affiliates thereof.

(7)          In accordance with the director compensation plan, Mr. McGuire was granted 1,000 and 2,000 Restricted Share Units (RSUs) in March of 2006 and 2005, respectively. One-fourth of the RSUs vest and convert into shares of Common Stock in each of the four years following the grant.

(8)          Mr. Ormond is a Vice President and Secretary of PAII, a Vice President of Quadrangle Group LLC and a Managing Member of POIA. Mr. Ormond disclaims beneficial ownership of the shares of Common Stock that may be owned or deemed beneficially owned by PAII, POIA, QMFL, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, the Quadrangle Funds or any affiliates thereof.

(9)          Amounts owned exclude 798,473, 532,981, 465,111 and 199,618 SARs for Messrs. Ginsburg, Nevin, Pefanis and Williams, respectively, granted on February 8, 2005 pursuant to the management incentive plan. The SARs, described in “Option/SAR Grants in Last Fiscal Year,” below, have no value unless a qualified sale of the Company occurs. The SARs are designed to provide an exercise price between $4.50 and $7.50. As defined in the SAR Plan, the exercise price increases over time from the grant date until February 8, 2011. If a qualified sale of the Company occurs prior to February 8, 2011, the owner of the SAR will have the right to receive the difference between the then applicable exercise price and the lesser of (i) the consideration paid for one share of stock in connection with the qualified sale and (ii) $7.50. If no qualified sale of the Company occurs before February 8, 2011, the SARs will expire with no benefit to the recipient.

(10)   Mr. Williams’ employment ended on August 31, 2005.

EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Compensation

The following table and narrative show all compensation awarded, paid to or earned by the President and Chief Executive Officer of Protection One and each of its four most highly compensated executive officers other than the President and Chief Executive Officer from all sources for services rendered in all of their capacities to Protection One during 2005, 2004, and 2003. We refer to the executives in the table as the “named executive officers.”

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
					Awards:
		Annual Compensation			Securities
				Other Annual	Underlying	All Other
				Compensation	Options	Compensation
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	($)(2)	Granted (#)(5)	($)(3)
Richard Ginsburg	2005	450,000	366,390	27,548	621,035	342,900
President and Chief	2004	450,000	398,803	45,315	—	3,416,780
Executive Officer	2003	439,583	669,049	45,413	—	6,500
Darius G. Nevin	2005	300,000	244,260	41,092	388,147	222,414
Executive Vice President and	2004	300,000	265,869	65,830	—	2,282,177
Chief Financial Officer	2003	293,333	446,032	66,276	—	8,008
Peter R. Pefanis	2005	267,000	217,391	13,536	388,147	185,032
Executive Vice President	2004	267,000	236,623	14,323	—	2,063,481
	2003	263,083	396,969	5,640	—	8,751
J. Eric Griffin	2005	200,000	108,560	16,873	10,000	104,590
Vice President, General	2004	200,000	136,000	11,180	—	104,016
Counsel and Corporate Secretary	2003	195,833	175,023	12,754	—	5,789
Joseph R. Sanchez	2005	175,000	94,990	13,558	15,000	91,965
Senior Vice President	2004	161,428	119,000	13,789	—	89,620
Customer Operations	2003	144,100	81,002	13,578	—	110,864
Steven V. Williams(4)	2005	189,638	0	9,919	199,618	1,259,064
Executive Vice President and	2004	277,000	245,486	16,037	—	1,775,081
President, Network Multifamily	2003	273,596	265,255	24,485	—	7,167

(1)          Bonus amounts reflect amounts earned during a period that may have been paid in subsequent periods.

(2)          Other Annual Compensation for 2005 includes the following items: (a) payments pursuant to the individual employment contract described under “Employment and Change in Control Agreements” for travel expenses and taxes paid on behalf of the executives, paid by us in the amounts of $13,060 and $27,556 for Mr. Ginsburg, and Mr. Nevin, respectively; (b) car allowance in the amount of $14,488, $13,536, $13,536, $16,873 $13,558 and $9,919 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin, Mr. Sanchez, and Mr. Williams, respectively. Perquisites provided to some or all of our named executive officers also included: $1,000 towards the purchase of a new security system with an annual upgrade allowance of $400, including reasonable installation and service calls and standard monthly monitoring at no charge; mandatory physical examinations; and enhanced paid time off, which has a higher accrual rate and higher maximum balance when compared to non-executive employees.

(3)          All Other Compensation for 2005 includes the following items: (a) key employee retention plan payments in the amounts of $337,500, $217,500, $180,225, $100,000, $87,500 and $186,975 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin, Mr. Sanchez and Mr. Williams, respectively; (b) company contributions under our 401(k) plan in the amount of $3,942, $3,942, $3,942, $3,942, $3,942 and $4,268 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin, Mr. Sanchez and Mr. Williams, respectively; (c) insurance premiums paid by us in the amounts of $1,458, $972, $865, $648 and $523 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin and Mr. Sanchez respectively; and (d) severance payment in the amount of $1,067,821 for Mr. Williams.

(4)          Mr. Williams’ employment ended on August 31, 2005.

(5)          Long-Term Compensation Awards exclude 798,473, 532,981, 465,111 and 199,618 SARs for Messrs. Ginsburg, Nevin, Pefanis and Williams, respectively, granted on February 8, 2005 pursuant to the management incentive plan. The SARs, described in “Option/SAR Grants in Last Fiscal Year,” below, have no value unless a qualified sale of the Company occurs. The SARs are designed to provide an exercise price between $4.50 and $7.50. In accordance with the SAR Plan, the exercise price increases over time from the grant date until February 8, 2011. If a qualified sale of the Company occurs prior to February 8, 2011, the owner of the SAR will have the right to receive the difference between the then applicable exercise price and the lesser of (i) the consideration paid for one share of stock in connection with the Qualified Sale and (ii) $7.50. If no qualified sale of the Company occurs before February 8, 2011, the SARs will expire with no benefit to the recipient.

Executive Officers

The name, age and current position(s) of each of our executive officers are set forth below.

Name	Age	Background
Richard Ginsburg	37

Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. He was President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001.

Darius G. Nevin	48

Mr. Nevin has served as our Executive Vice President and Chief Financial Officer since August 2001. He served as our director from November 2002 to May 2003. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market.

Peter J. Pefanis	59

Mr. Pefanis has served as our Executive Vice President of Protection One Alarm Monitoring, Inc., our wholly-owned subsidiary, since September 2002. He served as Senior Vice President from June 4, 2001 to September 30, 2002. From January 2001 until June 2001, Mr. Pefanis was Regional Vice President for SecurityLink, a provider of electronic security systems. Prior to that, he was East Area Director for Honeywell, Inc., a provider of electronic security systems.

J. Eric Griffin	47	Mr. Griffin has served as our Vice President, General Counsel and Secretary since December 2001. He served as Executive Director of Legal Services from May 2000 to December 2001.
Joseph R. Sanchez	45

Mr. Sanchez has served as Senior Vice President Customer Operations since June 2004. He served as Vice President Customer Operations from August 1999 to June 2004. Mr. Sanchez has been with the Company since 1990 and has held various manager and director level positions within the organization.

All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board.

Compensation Committee Report

Our director and executive compensation programs are administered by the Compensation Committee, which is comprised of non-employee directors. The Compensation Committee is responsible for the review and approval of all issues pertaining to director and executive compensation. The Compensation Committee met two times during 2005.

Overview

The objective of our three executive compensation programs (base salary, short-term incentive and long-term incentive) is to provide compensation which enables us to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives and directly link the success of our executives with that of our stockholders.

The key objectives of our compensation philosophy are as follows: an emphasis on stockholder value creation by increasing cash flow and recurring monthly revenue; setting base salaries and total compensation within a market competitive range; the utilization of a pay-for-performance philosophy; and an emphasis on long-term incentives and equity programs for executive employees. Participation in long-term and short-term incentive programs is extended to certain employees in addition to executive officers based on the potential to contribute to increasing stockholder value.

In structuring our compensation plans, the Compensation Committee takes into consideration Section 162(m) (which disallows the deduction of compensation for each of our named executive officers in excess of $1,000,000 per person, except for certain payments based upon performance goals) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and other factors the Compensation Committee deems appropriate. Nevertheless, in order to accomplish the objectives described above with respect to our compensation programs, some of the compensation under our compensation programs is not deductible by reason of Section 162(m).

Base Salary Compensation

An annual base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of our business objectives. Due to large consolidations in the security monitoring industry, we have few truly comparable companies for executive compensation purposes.

Within the established base salary ranges, actual base salary is determined by a subjective assessment of each executive’s achievement of individual objectives and managerial effectiveness. The Compensation Committee periodically reviews the performance of the executive officers. The current base compensation of executive officers was established in June 2004. At that time, the Compensation Committee considered (i) the historical operating performance of the Company; (ii) the need to maintain the continuity and focus of our management team through a financial restructuring; (iii) the Company’s goal of delivering competitive compensation to our management team; (iv) the recommendations of a compensation consultant; and (v) with respect to those executives other than the CEO, the recommendations of the CEO.

Mr. Ginsburg, Mr. Nevin and Mr. Pefanis were each hired in 2001. Mr. Griffin was hired in 2000 and Mr. Sanchez was hired in 1990.

Annual Incentive Compensation

All executive officers are eligible for annual incentive compensation.

The primary form of short-term incentive compensation is provided through our Short-Term Incentive Plan, or STIP. Through the STIP, employees selected by the Compensation Committee who have an opportunity to directly and substantially contribute to achievement of our short-term objectives are eligible to receive short-term incentive compensation. Short-term incentives are structured so that potential compensation is comparable with short-term compensation granted to persons in comparable positions in the national market and are targeted to approximate the median in the national market.

Under the STIP, as amended, Mr. Ginsburg, Mr. Nevin and Mr. Pefanis may nominally earn an annual short-term incentive target of 60% of their base salaries. Mr. Griffin and Mr. Sanchez may nominally earn an annual short-term incentive target of 40% of their base salary. Other participants may earn annual short-term incentive targets ranging from 15% to 40% of base salary. Actual (as opposed to nominal) earned short-term incentive compensation as a percentage of salary can be greater or less than the target percentage depending on our actual performance against budgeted performance criteria established by the Compensation Committee. Accordingly, it is possible that if our performance exceeds budgeted criteria, actual incentive compensation paid under the STIP may exceed the targeted percentage of base compensation.

For each participant in the STIP, 70% of the annual incentive target award was based upon the Company’s (or a weighted average of the Company’s and the applicable business unit’s) steady state net operating cash flow compared to budgeted performance, and 30% of each target award was a discretionary award based on managerial skills. The portion of the STIP based on the non-discretionary calculation was capped at twice the targeted amount, regardless of actual performance.

Long-Term Incentives

Long-term incentive compensation has typically been offered to employees who are in positions to affect our long-term success through the formation and execution of our business strategies. The Company’s 2004 Stock Option Plan, or SOP, adopted in February 2005, is currently the principal method for awarding long-term incentive compensation. The purposes of long-term incentive compensation are to: (a) align the interests of award recipients with those of the stockholders by increasing the proprietary interest of the recipients in our growth and success; (b) advance our interests by attracting and retaining the services of key employees; and (c) motivate recipients to act in the long-term best interests of our stockholders. Long-term incentive compensation was awarded to executives in 2005 as shown in the Summary Compensation Table.

Options granted prior to February 2005 under the Company’s prior Long Term Incentive Plan generally vested and became exercisable ratably over a three-year period. Upon the sale by Westar of its ownership interest in us on February 17, 2004, all previously issued and unexpired options held by senior executive officers accelerated and vested. The exercise prices of all such options were and remain considerably in excess of the trading value of the Company’s common stock. Options granted in February 2005 under the SOP vest and become exercisable ratably over a 48 month period.

Stock Appreciation Rights

In addition to the 2004 SOP for which all exempt employees are eligible, the Company created a stock appreciation rights (“SAR”) plan for the most senior executive officers. See footnote 5 to the Summary Compensation Table, above, for additional information.

Retention Bonus Program

Pursuant to the terms of their new employment agreements, Messrs. Ginsburg, Nevin, Pefanis, Griffin and Sanchez were each entitled to receive two retention bonuses. The first retention bonus was paid on January 5, 2005 for service through December 31, 2004, and the second was paid in February 2005 upon the completion of the debt-for-equity exchange. Each retention bonus payment was equal to a specified percentage of each executive officer’s annual base salary at the following rates: Richard Ginsburg—75.0%, Darius G. Nevin—72.5%, Peter J. Pefanis—67.5%, J. Eric Griffin-50.0%, Joe Sanchez—50.0%. Due to timing of the payment of the retention bonuses, one half of each recipient’s bonus is reflected in the summary compensation table as received in 2004 and the other half received in 2005.

401(k) Company Stock Fund

On September 5, 2003, our 401(k) Committee, comprised of senior officers and employees, removed the Protection One Stock Fund as an investment option under our 401(k) Plan. This action did not require plan participants to divest or reallocate investments previously made into the Stock Fund, but effectively prohibited further contributions or allocations into the Stock Fund.

Employee Stock Purchase Plan (ESPP)

On October 16, 2003, due to the sales process associated with Westar selling its ownership interest in us, the Compensation Committee suspended participation in the ESPP for 2003 and 2004. All amounts contributed by employees through the ESPP in 2003 were returned to plan participants in November 2003. Participation in the ESPP was not resumed and the plan terminated on the last business day in September 2005 as set forth in the plan.

Chief Executive Officer

Mr. Ginsburg has been our Chief Executive Officer since April 2001. In determining his compensation, the Compensation Committee took into account relevant salary information in the national market and the recommendations made by an independent compensation consultant.

Base Salary:   Mr. Ginsburg received a base salary in 2005 of $450,000 as required under his employment agreement.

Short-Term Incentive Pay:   The Compensation Committee awarded Mr. Ginsburg a short term incentive bonus of $366,390 in 2005. Seventy percent of Mr. Ginsburg’s target award was based upon our steady state net operating cash flow, as defined in the 2005 STIP, and 30% of his target award was a discretionary award based on managerial skills. As discussed above in “—Annual Incentive Compensation,” because our actual performance exceeded the budgeted performance criteria established by the Compensation Committee, pursuant to the terms of the STIP, the non-discretionary portion of Mr. Ginsburg’s bonus exceeded the target amount and, as a result, his total STIP payment was 81% of base salary compared to a target of 60% of base salary.

Long-Term Incentive Pay:   Mr. Ginsburg was awarded 621,035 stock options in 2005 under the 2004 Stock Option Plan. No other long-term incentive compensation was awarded by the Compensation Committee to Mr. Ginsburg in 2005.

The preceding report has been furnished by the following members of the Compensation Committee:

David A. Tanner (Chair)

Robert J. McGuire

Option/SAR Grants in Last Fiscal Year

The 2004 Stock Option Plan became effective upon the consummation of the debt-for-equity exchange on February 8, 2005. Under the 2004 Stock Option Plan, certain executive officers and selected management employees were granted options, which are subject to vesting, exercise and delivery restriction described below, to purchase an aggregate of 1,782,947 shares of common stock, including 621,035, 388,147, 388,147, 199,618, 10,000 and 15,000 options that were granted to Messrs. Ginsburg, Nevin, Pefanis, Williams, Griffin and Sanchez, respectively. The options initially granted under the plan will vest ratably each month during the 48 months after the date of grant, subject to accelerated vesting, in the case of certain senior executive officers, under certain circumstances following a qualified sale. Under the option agreements applicable to the options granted, any shares of stock purchased through the exercise of options generally will be issued and delivered to the option holder, and any net payment that may be due to such holder in accordance with the plan, will be paid to such holder upon the earlier of: (1) specified dates following the occurrence of certain permissible distribution events (as defined in the SAR Plan) and (2) February 8, 2011, provided that if an option holder’s right to receive stock is converted pursuant to the plan into a right to receive cash, the amount of cash payable will be credited with interest at 6% per annum, compounded annually, from the date such conversion is effective until the applicable payment date.

Pursuant to the management incentive plan, Messrs. Ginsburg, Nevin, Pefanis and Williams received an aggregate of 798,473, 532,981, 465,111 and 199,618 SARs, respectively on February 8, 2005. The SARs vest and become payable upon the earlier of (1) a qualified sale as defined in the SAR Plan, which generally means Quadrangle’s sale of at least 60% of its equity interest in the Company, provided that if the qualified sale is not a permissible distribution event (as defined in the SAR Plan) the payment will be made, with interest, in connection with a subsequent permissible distribution event, and (2) February 8, 2011. The exercise price of the SARs is $4.50 and increases by 9% per annum, which is referred to as the fixed return, compounded annually, beginning on February 8, 2006. If Quadrangle sells less than 60% of its equity interest in the Company, the exercise price applicable to an equivalent percentage of management’s SARs would be based on the fixed return through the date of such sale. Each SAR that vests and becomes payable in connection with a qualified sale will generally entitle the holder of a SAR to receive the difference between the exercise price and the lesser of (1) the value of the consideration paid for one share of stock in such qualified sale, or the fair market value of one share of stock if the qualified sale is not a sale to a third party and (2) $7.50, provided that if a SAR holder’s right to receive stock is converted pursuant to the SAR Plan into a right to receive cash from a grantor trust that the Company may establish, the amount of cash payable will be credited with interest at 6% per annum, compounded annually, from the date such conversion is effective until the applicable payment date.

Individual grants
(a)	(b)		(c)	(d)	(e)	(h)
Name	Number of securities underlying options/SARs granted (#)		Percent of total options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	Grant date present value $
Richard Ginsburg	621,035	(1)	34.83%	$7.50	2/8/11	$3,347,379
Darius G. Nevin	388,147	(1)	21.77%	$7.50	2/8/11	$2,092,112
Peter J. Pefanis	388,147	(1)	21.77%	$7.50	2/8/11	$2,092,112
J. Eric Griffin	10,000		0.56%	$7.50	2/8/11	$53,900
Joseph R. Sanchez	15,000		0.84%	$7.50	2/8/11	$80,850
Steven V. Williams	199,618	(2)	11.20%	$7.50	8/31/05	$1,075,941

(1)          Options listed exclude 798,473, 532,981, 465,111, and 199,618 SARs for Messrs. Ginsburg, Nevin, Pefanis, and Williams respectively, granted pursuant to the management incentive plan. The SARs are described in “Option/SAR Grants in Last Fiscal Year,” above.

(2)          Mr. Williams’ employment ended on August 31, 2005. His options were subject to accelerated vesting provisions in accordance with the 2004 Stock Option Plan. In February 2006, Mr. Williams exercised his vested options for 36,388 shares of our common stock. His unvested options expired upon the end of his employment.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth, for each of the named executive officers, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer during the year ended December 31, 2005.

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Shares of Stock Underlying Unexercised Options at 12/31/05 Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options at 12/31/05 Exercisable/Unexercisable(1)
Richard Ginsburg	0	$0	146,882 / 491,653	$1,293,823 / $4,916,527
Darius G. Nevin	0	$0	86,264 / 307,283	$808,640 / $3,072,830
Peter J. Pefanis	0	$0	85,264 / 307,283	$808,640 / $3,072,830
J. Eric Griffin	0	$0	2,583 / 7,917	$20,833 / $79,167
Joseph R. Sanchez	0	$0	4,965 / 11,875	$31,250 / $118,750
Steven V. Williams	0	$0	66,806 / 0	$623,806 / $0

(1)          Options listed exclude 798,473, 532,981, 465,111 and 199,618 SARs for Messrs. Ginsburg, Nevin, Pefanis and Williams, respectively, granted pursuant to the management incentive plan. The SARs are described in “Option/SAR Grants in Last Fiscal Year,” above.

Long-Term Incentive Plans—Awards in Last Fiscal Year

2004 Stock Option Plan

Executive officers and other employees were awarded options in 2005. See “Options/SAR Grants in Last Fiscal Year” discussed above.

Stock Appreciation Rights Plan

Executive officers were awarded SARS in 2005. See “Option/SAR Grants in Last Fiscal Year” discussed above.

EQUITY COMPENSATION PLAN INFORMATION

Shares Authorized For Issuance Under Equity Compensation Plans

The following table summarizes the total shares of our Common Stock that may be received by option holders upon the exercise of outstanding options as of December 31, 2005, the weighted average exercise price of those outstanding options and the number of shares of our Common Stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance
2004 Stock Option Plan	1,628,939	$7.500	367,245
Prior Stock Option Plans	59,462	$139.882	66,341
Any equity compensation plans not approved by security holders	0	0.000	0
Total	1,688,401	$12.162	433,586

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Quadrangle Management Agreements

On April 18, 2005, the Company entered into management agreements with each of Quadrangle Advisors LLC (“QA”) and Quadrangle Debt Recovery Advisors LLC (“QDRA,” and together with QA, the “Advisors”), pursuant to which the Advisors, affiliates of Quadrangle, will provide business and financial advisory and consulting services to the Company in exchange for annual fees of $1.0 million (in the case of QA) and $0.5 million (in the case of QDRA), payable in advance in quarterly installments. The Quadrangle management agreements also provide that when and if the Advisors advise or consult with the Company’s board of directors or senior executive officers with respect to an acquisition by the Company, divesture (if the Company does not engage a financial advisor with respect to such divesture) or financing transaction, they may also invoice the Company for, and the Company shall pay, additional fees in connection with any such transaction in an amount not to exceed 0.667% (in the case of QA) and 0.333% (in the case of QDRA) of the aggregate value of such transaction. The Quadrangle management agreements are effective as of February 8, 2005 and shall continue in effect from year to year unless amended or terminated by mutual consent of the parties, subject to automatic termination in certain specified situations and subject to termination at any time upon ninety days notice by either party. For the period February 9, 2005 through December 31, 2005, approximately $1.4 million was expensed related to these agreements.

Credit Facility

The Company had outstanding borrowings under the credit facility with Quadrangle of $201.0 million at December 31, 2004. The Quadrangle credit facility, with a remaining principal balance of $78 million, was repaid in full on April 18, 2005 in connection with the consummation of the bank credit agreement. The following table indicates the amount of interest accrued and paid on the credit facility for the periods listed (dollar amounts in millions).

	2005
	February 9 – April 18	January 1 – February 8
Interest Accrued	$1.5	$1.9
Interest Paid	$1.5	$1.9

The Company also paid Quadrangle a one-time fee of $1.15 million upon consummation of the debt-for-equity exchange in connection with the amendment to the credit facility.

Quadrangle Debt Restructuring Reimbursement

In addition to interest accrued and paid under the Quadrangle credit facility, discussed above, the Company expensed $0.2 million for legal expenses incurred by Quadrangle for the period January 1, 2005 through February 8, 2005. The Company paid $0.6 million and owed $0.3 million to Quadrangle for legal expenses incurred by Quadrangle for the year ended December 31, 2004. Pursuant to contractual requirements, the Company also paid the costs for the financial and legal advisors for both the senior and subordinated debt holders relating to the restructuring of the Company’s indebtedness.

Board of Directors; Amended Bylaws; Stockholders Agreement

Pursuant to the stockholders agreement described above, for so long as POI Acquisition, L.L.C. owns at least 40% of the outstanding shares of the Company’s common stock, it may elect to increase the size of the board by one director, which it is entitled to designate. In April 2006, POI Acquisition L.L.C., elected to increase the size of our board to six persons and appointed Henry Ormond to the vacancy on the board created by this action.

In accordance with the stockholders agreement, the Company amended its bylaws following the restructuring. The amended bylaws prevent the Company from voluntarily filing for bankruptcy, merging or consolidating with another entity until February 8, 2007 or from selling all or substantially all of its assets without the written consent of Quadrangle Master Funding Ltd. The stockholders agreement also includes voting agreements, certain restrictions on the transfer of the Company’s common stock, drag-along rights in favor of POI Acquisition, L.L.C. and tag-along rights in favor of Quadrangle Master Funding Ltd, all upon customary terms and subject to certain customary exceptions (including exceptions for certain transfers among affiliates). In addition, the stockholders agreement provides the Quadrangle parties with the right to participate on a proportional basis in any future equity issuance by the Company, except for issuances pursuant to registered public offerings, business combination transactions or officer, employee, director or consultant arrangements.

Registration Rights Agreement

As a condition to the consummation of the debt-for-equity exchange, the Company entered into a registration rights agreement with POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd. The registration rights agreement provides, among other things, that the Company will register, upon notice, shares of its common stock owned by such parties. Under the registration rights agreement, POI Acquisition, L.L.C. is permitted up to four demand registrations and Quadrangle Master Funding Ltd is permitted up to two demand registrations, subject to certain conditions described in the agreement. POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd also received piggyback registration rights whereby they shall have the opportunity to register their securities pursuant to any registration statement the Company may file in the future, subject to certain conditions. The Company is also obligated to pay certain of their expenses pursuant to the registration of their securities under the registration rights agreement.

Change in Control and Debt Restructuring Payments

Upon the change of control on February 17, 2004, $11.0 million was paid to executive management, $3.5 million was paid to the financial advisor to the Company’s Special Committee of its board of directors and $1.6 million of expense was recorded for director and officer insurance that lapsed upon the change of control. In addition to its own financial and legal advisors, the Company also agreed to pay the financial advisory and legal fees incurred on behalf of Quadrangle and certain holders of the Company’s publicly-held debt. For the year ended December 31, 2004, the Company incurred expenses relating to these advisors of approximately $8.2 million. For the period from January 1, 2005 through February 8, 2005, the Company recorded expense of $5.9 million, including $5.6 million in fees paid on February 8, 2005 upon completion of the restructuring.

PERFORMANCE GRAPH

The following chart compares the cumulative total stockholder returns on the Common Stock since December 31, 2000 to (1) the cumulative total returns over the same period of the Russell Microcap Index and the Russell 2000 Index; and (2) the group of companies selected as our peers. Previously included in the peer group were Brinks and Lifeline Systems, Inc (the “Old Peer Group”). We added Integrated Alarm Services Group (IASG) to our existing peer group (the “New Peer Group”) because it represents a similarly situated security company without lines of business outside of the security industry. The annual returns for the Peer Group indices are weighted based on the capitalization of each company within the peer group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the Common Stock and each index was $100 at December 31, 2000 and that all dividends were reinvested.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Information Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•       Reviewed and discussed with management, management’s presentation of the audited financial statements;

•       Discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Rule 2-07 of Security and Exchange Commission Regulation S-X; and

•       Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Subsequent to filing the Annual Report on Form 10-K for the year ended December 31, 2005, the Audit Committee was informed that the Company’s management, under the supervision and with the participation of its chief executive officer and its chief financial officer, concluded that the Company’s disclosure controls and procedures as of December 31, 2005 did not provide reasonable assurance of their effectiveness with respect to the Company’s accounting for depreciation of certain equipment because the Company did not adequately design and maintain effective controls over the preparation, review, presentation and disclosure of the amount of depreciation included in the Company’s consolidated financial statements, which resulted in misstatements therein. The Audit Committee reviewed and approved the Amended Annual Report on Form 10-K/A for the year ended December 31, 2005.

The preceding report has been furnished by the following members of the Audit Committee:

Robert J. McGuire (Chair)

David A. Tanner

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years ended December 31, 2005 and 2004 are as follows:

	For the year ending December 31, 2005	Percentage of service approved by the Audit Committee	For the year ending December 31, 2004	Percentage of service approved by the Audit Committee
Audit fees(a)	$478,155	100%	$450,000	100%
Audit-related fees(b)	211,634	100%	38,590	100%
Tax fees(c)	—	—	34,428	100%
All other fees(d)	—	—	83,538	100%
Total fees	$689,789		$606,556

(a)           Includes fees for the respective year end audit.

(b)          Includes fees for audits of our employee benefit plans, debt offering, STIP calculations, warrant agreement work, push down accounting related to the sale, and Sarbanes-Oxley compliance readiness.

(c)           The fees for 2004 relate to consultations relating to tax positions in forecasted periods.

(d)          The fees for 2004 include $29,125 for consultations relating to our selection process in choosing our human resources and financial systems solution, $44,413 for review and consultations relating to our Schedule 14C filed in January 2005 and $10,000 for a seminar on Sarbanes-Oxley compliance.

The Audit Committee of our Board reviewed the services provided by Deloitte & Touche LLP, along with the fees related to such services. The Audit Committee reviews audit fees to be paid to and other services to be provided by the independent registered public accountants. The Audit Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm.

The Audit Committee charter, which was adopted on March 11, 2005, provides that the Audit Committee will review and pre-approve all audit and non-audit services (excluding prohibited non-audit services as defined in the Sarbanes-Oxley Act of 2002) to be provided to us by our independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). The Audit Committee may consult with management in making its decision, but it may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee. This authority was delegated by the Audit Committee to Mr. McGuire at the March 11, 2005 meeting of the Audit Committee. The Audit Committee has established policies and procedures for the engagement of the outside auditor to provide permissible non-audit services, which shall include pre-approval of such services.

The Audit Committee will periodically assess the suitability of our independent registered public accountants, taking into account all relevant fees and circumstances, including the qualifications of other accounting firms. Deloitte & Touche LLP will serve as our independent registered public accountants for 2006. Representatives from Deloitte and Touche LLP will not be in attendance at the annual meeting.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our Common Stock that is held by our executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that all of our current executive officers, directors and beneficial owners of more than 10% of our Common Stock filed all reports required for 2005 by Section 16(a) of the Exchange Act on a timely basis. Our belief that all required filings were made is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including executive officers and senior financial and accounting employees. It is our policy to comply strictly with the letter and spirit of all laws affecting our business and the conduct of our officers, directors and employees in business matters. We make available the code of ethics, free of charge, on our website at www.protectionone.com and by responding to requests addressed to our investor relations department. The investor relations department can be contacted by mail at Protection One, Inc., Attn: Investor Relations, 1035 N 3rd Street, Suite 101, Lawrence, KS 66044 or by calling (785) 856-9368.

Stockholders Sharing an Address; Copies of Annual Report

We are sending only one Annual Report and Information Statement to two or more stockholders that share an address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate annual reports or information statements this year or in the future, he or she may contact our transfer agent, Mellon Investor Services LLC, by mail at PO Box 3315, South Hackensack, NJ 07606, by telephone at 800-898-5324 or by e-mail at shrrelations@mellon.com. If you are a stockholder of record receiving multiple copies, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request to Protection One, Inc., Attn: Corporate Secretary, 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044. A copy of our Annual Report on Form 10-K, as amended, also may be obtained through the internet at the Securities and Exchange Commission’s website www.sec.gov or our website www.protectionone.com.

Stockholder Proposals

Stockholder proposals intended to be included in our information statement or proxy statement, as applicable, for our 2007 annual meeting of stockholders must be addressed to the attention of our Corporate Secretary and received at our principal executive offices at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044 by January 1, 2007. For other stockholder proposals intended to be presented at the 2007 annual meeting (but not in our information statement or proxy statement), the deadline is March 21, 2007.

Other Business

The Board is not aware of any matter to be presented at the meeting other than the matters described above.

By Order of the Board of Directors,

J. ERIC GRIFFIN
Corporate Secretary

Lawrence, Kansas
April 28, 2006